================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                             ----------------------




                                  SCHEDULE 13D
                                 (Rule 13d-101)

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 2)

                       CLEAR CHANNEL COMMUNICATIONS, INC.
                                (Name of Issuer)

                          COMMON STOCK, $0.01 PAR VALUE
                         (Title of Class of Securities)

                                   184502 10 2
                                 (CUSIP Number)


                                 Thomas O. Hicks
                         200 Crescent Court, Suite 1600
                               Dallas, Texas 75201
                                 (214) 740-7300
                  (Name, address and telephone number of person
                authorized to receive notices and communications)



                                 March 28, 2001
             (Date of event which requires filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), (f) or (g), check the following box. [ ]



                         (continued on following pages)

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 184502 10 2                                     13D                                Page 2
-------------------------------------------------                     -------------------------------------------------



========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              Mr. Thomas O. Hicks
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [_]
                                                                                        (b) [X]

--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                            [_]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------- -------------------------------------------------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             5,070,410
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           34,847,426
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     5,070,410
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     34,847,426
-------------------------------------------- ------- ------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          39,917,836
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                            [_]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          6.8%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          IN
========= =============================================================================================================

*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 184502 10 2                                    13D                               Page 3
-------------------------------------------------                     -------------------------------------------------




========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HM2/Chancellor, L.P.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [_]
                                                                                        (b) [X]

--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                            [_]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Texas
--------- -------------------------------------------------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           0
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     0
--------- -------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                            [_]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          0.0%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 184502 10 2                                    13D                               Page 4
-------------------------------------------------                     -------------------------------------------------



========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HM2/Chancellor GP, L.P.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [_]
                                                                                        (b) [X]

--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                            [_]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Texas
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           0
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER


--------- -------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                            [_]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          0.0%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 184502 10 2                                    13D                               Page 5
-------------------------------------------------                     -------------------------------------------------


========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HM2/Chancellor Holdings, Inc.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [_]
                                                                                        (b) [X]

--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                            [_]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Texas
--------- -------------------------------------------------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           0
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     0
--------- -------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                            [_]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          0.0%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          CO
========= =============================================================================================================

*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 184502 10 2                                    13D                               Page 6
-------------------------------------------------                     -------------------------------------------------


========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HM2/HMW, L.P.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [_]
                                                                                        (b) [X]

--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                            [_]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Texas
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           0
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     0
--------- -------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                            [_]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          0.0%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 184502 10 2                                    13D                               Page 7
-------------------------------------------------                     -------------------------------------------------


========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              Hicks, Muse, Tate & Furst Equity Fund II, L.P.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [_]
                                                                                        (b) [X]
--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                            [_]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           0
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     0
--------- -------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                            [_]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          0.0%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 184502 10 2                                    13D                               Page 8
-------------------------------------------------                     -------------------------------------------------


========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HM2/GP Partners, L.P.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [_]
                                                                                        (b) [X]
--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                            [_]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Texas
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           0
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     0
--------- -------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                            [ ]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          0.0%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 184502 10 2                                    13D                               Page 9
-------------------------------------------------                     -------------------------------------------------


========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              Hicks, Muse GP Partners, L.P.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [_]
                                                                                        (b) [X]

--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                            [_]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Texas
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           0
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     0
--------- -------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                            [_]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          0.0%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 184502 10 2                                    13D                               Page 10
-------------------------------------------------                     -------------------------------------------------


========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              Hicks, Muse Fund II Incorporated
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [_]
                                                                                        (b) [X]

--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                            [_]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Texas
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           0
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     0
--------- -------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                            [_]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          0.0%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          CO
========= =============================================================================================================

*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 184502 10 2                                    13D                               Page 11
-------------------------------------------------                     -------------------------------------------------


========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              Capstar Boston Partners, L.L.C.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [_]
                                                                                        (b) [X]

--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                            [_]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           127,027
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     127,027
--------- -------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          127,027
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                            [_]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          0.0%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          OO
========= =============================================================================================================

*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 184502 10 2                                    13D                               Page 12
-------------------------------------------------                     -------------------------------------------------


========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              Hicks, Muse, Tate & Furst Equity Fund III, L.P.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [_]
                                                                                        (b) [X]

--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                            [_]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           16,553,871
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     16,553,871
--------- -------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          16,553,871
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                            [_]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          2.8%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 184502 10 2                                    13D                               Page 13
-------------------------------------------------                     -------------------------------------------------


========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HM3/GP Partners, L.P.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [_]
                                                                                        (b) [X]
--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                            [_]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Texas
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           16,680,898
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     16,680,898
--------- -------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          16,680,898
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                            [_]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          2.9%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 184502 10 2                                    13D                               Page 14
-------------------------------------------------                     -------------------------------------------------


========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              Hicks, Muse GP Partners III, L.P.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [_]
                                                                                        (b) [X]

--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                            [_]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Texas
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           16,900,506
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     16,900,506
--------- -------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          16,900,506
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                            [_]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          2.9%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 184502 10 2                                    13D                               Page 15
-------------------------------------------------                     -------------------------------------------------


========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              Hicks, Muse Fund III Incorporated
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [_]
                                                                                        (b) [X]
--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                            [_]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Texas
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           16,900,506
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     16,900,506
--------- -------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          16,900,506
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                            [_]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          2.9%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          CO
========= =============================================================================================================

*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 184502 10 2                                    13D                               Page 16
-------------------------------------------------                     -------------------------------------------------


========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HM3 Coinvestors, L.P.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [_]
                                                                                        (b) [X]

--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                            [_]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           219,608
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     219,608
--------- -------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          219,608
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                            [_]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          0.0%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 184502 10 2                                    13D                               Page 17
-------------------------------------------------                     -------------------------------------------------


========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              Hicks, Muse, Tate & Furst Equity Fund IV, L.P.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [_]
                                                                                        (b) [X]

--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                            [_]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           9,545,585
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     9,545,585
-------------------------------------------- ------- ------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          9,545,585
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                            [_]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          1.6%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 184502 10 2                                    13D                               Page 18
-------------------------------------------------                     -------------------------------------------------


========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              Hicks, Muse, Tate & Furst Private Equity Fund IV, L.P.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [_]
                                                                                        (b) [X]

--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                            [_]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           64,207
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     64,207
--------- -------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          64,207
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                            [_]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          0.0%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 184502 10 2                                    13D                               Page 19
-------------------------------------------------                     -------------------------------------------------


========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              DHB HM Partners, L.P.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [_]
                                                                                        (b) [X]
--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                            [_]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           9,609,792
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     9,609,792
--------- -------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          9,609,792
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                            [_]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          1.6%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 184502 10 2                                    13D                               Page 20
-------------------------------------------------                     -------------------------------------------------


========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              Hicks, Muse GP Partners L.A., L.P.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [_]
                                                                                        (b) [X]
--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                            [_]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Texas
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           9,610,051
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     9,610,051
--------- -------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          9,610,051
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                            [_]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          1.6%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 184502 10 2                                    13D                               Page 21
-------------------------------------------------                     -------------------------------------------------


========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              Hicks, Muse Latin America Fund I Incorporated
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [_]
                                                                                        (b) [X]
--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                            [_]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Texas
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           9,610,051
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     9,610,051
--------- -------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          9,610,051
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                            [_]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          1.6%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          CO
========= =============================================================================================================

*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 184502 10 2                                    13D                               Page 22
-------------------------------------------------                     -------------------------------------------------


========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HM 1-FOF Coinvestors, L.P.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX If A MEMBER OF A GROUP*
                                                                                        (a) [_]
                                                                                        (b) [X]
--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                            [_]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Texas
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           259
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     259
--------- -------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          259
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                            [_]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          0.0%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 184502 10 2                                    13D                               Page 23
-------------------------------------------------                     -------------------------------------------------


========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HM 4-EQ Coinvestors, L.P.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [_]
                                                                                        (b) [X]

--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                            [_]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Texas
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           148,137
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     148,137
--------- -------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          148,137
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                            [_]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          0.0%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 184502 10 2                                    13D                               Page 24
-------------------------------------------------                     -------------------------------------------------


========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HM 4-EN Coinvestors, L.P.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [_]
                                                                                        (b) [X]
--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                            [_]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Texas
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           26,478
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     26,478
--------- -------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          26,478
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                            [_]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          0.0%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 184502 10 2                                    13D                               Page 25
-------------------------------------------------                     -------------------------------------------------


========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HM 4-P Coinvestors, L.P.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [_]
                                                                                        (b) [X]
--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                            [_]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Texas
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           16,670
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     16,670
--------- -------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          16,670
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                            [_]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          0.0%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 184502 10 2                                    13D                               Page 26
-------------------------------------------------                     -------------------------------------------------


========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              Hicks, Muse GP Partners IV, L.P.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [_]
                                                                                        (b) [X]
--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                            [_]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Texas
--------- -------------------------------------------------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           191,285
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     191,285
--------- -------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          191,285
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                            [_]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          0.0%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 184502 10 2                                    13D                               Page 27
-------------------------------------------------                     -------------------------------------------------


========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              Hicks, Muse Fund IV, LLC
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [_]
                                                                                        (b) [X]
--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                            [_]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Texas
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           8,221,220
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     8,221,220
--------- -------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          8,221,220
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                            [_]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          1.4%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          OO
========= =============================================================================================================

*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 184502 10 2                                    13D                               Page 28
-------------------------------------------------                     -------------------------------------------------


========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HM4/Chancellor, L.P.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [_]
                                                                                        (b) [X]
--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                            [_]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Texas
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           8,029,935
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     8,029,935
--------- -------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          8,029,935
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                            [_]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          1.4%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 184502 10 2                                    13D                               Page 29
-------------------------------------------------                     -------------------------------------------------


========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              Capstar Broadcasting Partners, L.P.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [_]
                                                                                        (b) [X]
--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                            [_]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           0
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     0
--------- -------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                            [_]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          0.0%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 184502 10 2                                    13D                               Page 30
-------------------------------------------------                     -------------------------------------------------


========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HM3/Capstar Partners, L.P.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [_]
                                                                                        (b) [X]
--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
-------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                            [_]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Texas
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           0
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     0
--------- -------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                            [_]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          0.0%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 184502 10 2                                    13D                               Page 31
-------------------------------------------------                     -------------------------------------------------


========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HM3/Capstar, Inc.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [_]
                                                                                        (b) [X]

--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                            [_]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Texas
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           0
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     0
--------- -------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                            [_]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          0.0%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          CO
========= =============================================================================================================

*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 184502 10 2                                    13D                               Page 32
-------------------------------------------------                     -------------------------------------------------


========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              Capstar BT Partners, L.P.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [_]
                                                                                        (b) [X]
--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                            [_]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           0
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     0
--------- -------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                            [_]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          0.0%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

     This Amendment No. 2 to Schedule 13D amends and supplements Items 2, 3, 4, 5 and 7 contained in the Schedule 13D initially filed with the Securities and Exchange Commission (the "SEC") on or about August 30, 2000 (the "Schedule 13D"), and amended in the Amendment No. 1 to Schedule 13D filed with the SEC on or about December 18, 2000 (the "Amendment No. 1"). Items 1 and 6 of the original Schedule 13D, as amended by Amendment No. 1, remain unchanged. Each capitalized term used herein and not otherwise defined has the meaning given such term in the original Schedule 13D. Each Filing Party (as defined in Item 2(a)) disclaims responsibility for the completeness and accuracy of the information contained in this Schedule 13D concerning the other Filing Parties.

Item 2. Identity and Background

     (a)  Name of Person(s) Filing this Statement (each a "Filing Party"):

          Mr. Thomas O. Hicks ("Mr. Hicks");

          HM2/Chancellor, L.P., a Texas limited partnership ("HM2/Chancellor");

          HM2/Chancellor, GP, L.P., a Texas limited partnership ("HM2/Chancellor GP");

          HM2/Chancellor Holdings, Inc., a Texas corporation ("HM2/Chancellor Holdings");

          HM2/HMW, L.P., a Texas limited partnership ("HM2/HMW");

          Hicks, Muse, Tate & Furst Equity Fund II, L.P., a Delaware limited partnership ("HM Fund II");

          HM2/GP Partners, L.P., a Texas limited partnership ("HM2/GP
          Partners");

          Hicks, Muse GP Partners, L.P., a Texas limited partnership ("Hicks Muse Partners");

          Hicks, Muse Fund II Incorporated, a Texas corporation ("Fund II Incorporated");

          Capstar Boston Partners, L.L.C., a Delaware limited liability company ("Boston Partners");

          Hicks, Muse, Tate & Furst Equity Fund III, L.P., a Delaware limited partnership ("HM Fund III");

          HM3/GP Partners, L.P., a Texas limited partnership ("HM3/Partners");

          Hicks, Muse GP Partners III, L.P., a Texas limited partnership ("GP Partners III");

          Hicks, Muse Fund III Incorporated, a Texas corporation ("Fund III Incorporated");

          HM3 Coinvestors, L.P., a Delaware limited partnership ("HM3 Coinvestors");

          Hicks, Muse, Tate & Furst Equity Fund IV, L.P., a Delaware limited partnership ("HM Fund IV");

          Hicks, Muse, Tate & Furst Private Equity Fund IV, L.P., a Delaware limited partnership ("Private Equity Fund IV");

          DHB HM Partners, L.P., a Delaware limited partnership ("DHB");

          Hicks, Muse GP Partners L.A., L.P., a Texas limited partnership ("GP Partners LA");

          Hicks, Muse Latin America Fund I Incorporated, a Texas corporation ("LA Fund Incorporated");

          HM 1-FOF Coinvestors, L.P., a Texas limited partnership ("HM 1-FOF");

          HM4-EQ Coinvestors, L.P., a Texas limited partnership ("HM4-EQ");

          HM4-EN Coinvestors, L.P., a Texas limited partnership ("HM4-EN");

          HM4-P Coinvestors, L.P., a Texas limited partnership ("HM4-P");

          Hicks, Muse GP Partners IV, L.P., a Texas limited partnership ("GP Partners IV");

          Hicks, Muse Fund IV LLC, a Texas limited liability company ("Fund IV LLC");

          HM4/Chancellor, L.P., a Texas limited partnership ("HM4/Chancellor");

          Capstar Broadcasting Partners, L.P., a Delaware limited partnership ("Capstar Partners");

          HM3/Capstar Partners, L.P., a Texas limited partnership ("HM3/Capstar Partners");

          HM3/Capstar, Inc., a Texas corporation ("HM3/Capstar"); and

          Capstar BT Partners, L.P., a Delaware limited partnership ("BT Partners").


     (b) - (c)

     Mr. Thomas O. Hicks

     Mr. Thomas O. Hicks is a partner of Hicks, Muse, Tate & Furst Incorporated ("Hicks Muse"), a private investment firm primarily engaged in leveraged acquisitions, recapitalizations and other investment activities. Mr. Hicks is the controlling shareholder, chairman of the board, and chief executive officer of HM2/Chancellor Holdings, which is the sole general partner of HM2/Chancellor GP, which is the sole general partner of HM2/Chancellor. Mr. Hicks is the controlling shareholder, chairman of the board, and chief executive officer of Fund II Incorporated, which is the sole general partner of Hicks Muse Partners, which is the sole general partner of HM2/GP Partners, which is the sole general partner of HM Fund II, which is the sole general partner of HM2/HMW. Mr. Hicks is also the sole shareholder of Fund III Incorporated, which is the sole general partner of GP Partners III, which is the sole general partner of HM3 Coinvestors and HM3/Partners, which is the sole general partner of HM Fund III and BT Partners and the sole member of Boston Partners. Mr. Hicks is also the sole member of Fund IV LLC, which is the sole general partner of HM4/Chancellor and GP Partners IV, which is the sole general partner of HM 4-EQ, HM4-P, and HM4-EN. Mr. Hicks is also the sole shareholder of LA Fund Incorporated, the sole general partner of GP Partners LA, which is the sole general partner of HM 1-FOF and DHB HM Partners, L.P., which is the sole general partner of HM Fund IV and Private Equity Fund IV. Mr. Hicks is also the controlling shareholder, chairman of the board, and chief executive officer of HM3/Capstar, which is the sole general partner of HM3/Capstar Partners, which is the sole general partner of Capstar Partners. The business address of Mr. Hicks is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950.

     HM2/Chancellor

     HM2/Chancellor is a Texas limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of HM2/Chancellor, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13 D of the Exchange Act, information with respect to HM2/Chancellor GP, the sole general partner of HM2/Chancellor, is set forth below.

     HM2/Chancellor GP

     HM2/Chancellor GP is a Texas limited partnership, the principal business of which is to serve as the sole general partner in various limited partnerships, including HM2/Chancellor.

The business address of HM2/Chancellor GP, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13 D of the Exchange Act, information with respect to HM2/Chancellor Holdings, the sole general partner of HM2/Chancellor GP, is set forth below.

     HM2/Chancellor Holdings

     HM2/Chancellor Holdings is a Texas corporation, the principal business of which is to serve as the sole general partner in various limited partnerships, including HM2/Chancellor GP. The business address of HM2/Chancellor Holdings, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13 D of the Exchange Act, information with respect to Mr. Hicks, the sole shareholder, sole director and chairman and chief executive officer of HM2/Chancellor Holdings, is set forth below.

     HM2/HMW

     HM2/HMW is a Texas limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of HM2/HMW, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13 D of the Exchange Act, information with respect to HM Fund II, the sole general partner of HM2/HMW, is set forth below.

     HM Fund II

     HM Fund II is a Delaware limited partnership, the principal business of which is to invest directly or indirectly in various companies and is to serve as the sole general partner in various limited partnerships, including HM2/HMW. The business address of HM Fund II, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13 D of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), information with respect to HM2/GP Partners, the sole general partner of HM Fund II, is set forth below.

     HM2/GP Partners

     HM2/GP Partners is a Texas limited partnership, the principal business of which is to serve as the sole general partner in various limited partnerships, including HM Fund II. The business address of HM2/GP Partners, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13 D of the Exchange Act, information with respect to Hicks Muse Partners, the sole general partner of HM2/GP Partners, is set forth below.

     Hicks Muse Partners

     Hicks Muse Partners is a Texas limited partnership, the principal business of which is serving as the sole general partner in various limited partnerships, including HM2/GP Partners. The business address of Hicks Muse Partners, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to Fund II Incorporated, the sole general partner of Hicks Muse Partners, is set forth below.

     Fund II Incorporated

     Fund II Incorporated is a Texas corporation, the principal business of which is serving as the sole general partner in various limited partnerships, including Hicks Muse Partners. The business address of Fund II Incorporated, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to Mr. Hicks, the sole shareholder, sole director and chairman and chief executive officer of Fund II Incorporated, is as previously set forth in this Item 2(b).

     Boston Partners

     Boston Partners is a Delaware limited liability company, the principal business of which is to invest directly or indirectly in various companies. The business address of Boston Partners, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, TX 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to HM3/Partners, the sole member of Boston Partners, is set forth below.

     HM Fund III

     HM Fund III is a Delaware limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of HM Fund III, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13 D of the Exchange Act, information with respect to HM3/Partners, the sole general partner of HM Fund III, is set forth below.

     HM3/Partners

     HM3/Partners is a Texas limited partnership, the principal business of which is to serve as the sole general partner in various limited partnerships, including Fund III, and as the sole member of various limited liability companies, including Boston Partners. The business address of HM3/Partners, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13 D of the Exchange Act, information with respect to GP Partners III, the sole general partner of HM3/Partners, is set forth below.

     GP Partners III

     GP Partners III is a Texas limited partnership, the principal business of which is serving as the sole general partner in various limited partnerships, including HM3/Partners and HM3 Coinvestors. The business address of GP Partners III, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to Fund III Incorporated, the sole general partner of GP Partners III, is set forth below.

     Fund III Incorporated

     Fund III Incorporated is a Texas corporation, the principal business of which is serving as the sole general partner in various limited partnerships, including GP Partners III. The business address of Fund III Incorporated, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to Mr. Hicks, the sole shareholder, sole director and chairman and chief executive officer of Fund III Incorporated, is as previously set forth in this Item 2(b).

     HM3 Coinvestors

     HM3 Coinvestors is a Delaware limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of HM3 Coinvestors, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to GP Partners III, the sole general partner of HM3 Coinvestors, is set forth above.

     HM Fund IV

     HM Fund IV is a Delaware limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of HM Fund IV, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13 D of the Exchange Act, information with respect to DHB, the sole general partner of HM Fund IV, is set forth below.

     Private Equity Fund IV

     Private Equity Fund IV is a Delaware limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of Private Equity Fund IV, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13 D of the Exchange Act, information with respect to DHB, the sole general partner of Private Equity Fund IV, is set forth below.

     DHB

     DHB is a Delaware limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of DHB, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, TX 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to GP Partners LA, the sole general partner of DHB, is set forth below.

     GP Partners LA

     GP Partners LA is a Texas limited partnership, the principal business of which is to serve as the sole general partner in various limited partnerships, including DHB and HM 1-FOF. The business address of GP Partners LA, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13 D of the

Exchange Act, information with respect to LA Fund Incorporated, the sole general partner of GP Partners LA, is set forth below.

     LA Fund Incorporated

     LA Fund Incorporated is a Texas corporation, the principal business of which is serving as the sole general partner in various limited partnerships, including GP Partners LA. The business address of LA Fund Incorporated, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13 D of the Exchange Act, information with respect to Mr. Hicks, the sole shareholder, sole director and chairman and chief executive officer of LA Fund Incorporated, is as previously set forth in this Item 2(b).

     HM 1-FOF

     HM 1-FOF is a Texas limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of HM 1-FOF, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13 D of the Exchange Act, information with respect to GP Partners LA, the sole general partner of HM 1-FOF, is set forth above.

     HM4-EQ

     HM4-EQ is a Texas limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of HM4-EQ, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13 D of the Exchange Act, information with respect to GP Partners IV, the sole general partner of HM4-EQ, is set forth below.

     HM4-EN

     HM4-EN is a Texas limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of HM4-EN, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13 D of the Exchange Act, information with respect to GP Partners IV, the sole general partner of HM4-EN, is set forth below.

     HM4-P

     HM4-P is a Texas limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of HM4-P, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13 D of the Exchange Act, information with respect to GP Partners IV, the sole general partner of HM4-P, is set forth below.

     GP Partners IV

     GP Partners IV is a Texas limited partnership, the principal business of which is serving as the sole general partner in various limited partnerships, including HM4-P, HM4-EQ and HM4-EN. The business address of GP Partners IV, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to Fund IV LLC, the sole general partner of GP Partners IV, is set forth below.

     Fund IV LLC

     Fund IV LLC is a Texas limited liability company, the principal business of which is serving as the sole general partner in various limited partnerships, including GP Partners IV and HM4/Chancellor. The business address of Fund IV LLC, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to Mr. Hicks, the sole member, sole director and chairman and chief executive officer of Fund IV LLC, is as previously set forth in this Item 2(b).

     HM4/Chancellor

     HM4/Chancellor is a Texas limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of HM4/Chancellor, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to Fund IV LLC, the sole general partner of HM4/Chancellor, is set forth above.

     Capstar Partners

     Capstar Partners is a Delaware limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of Capstar Partners, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13 D of the Exchange Act, information with respect to HM3/Capstar Partners, the sole general partner of Capstar Partners, is set forth below.

     HM3/Capstar Partners

     HM3/Capstar Partners is a Texas limited partnership, the principal business of which is to serve as the sole general partners in various limited partnerships, including Capstar Partners. The business address of HM3/Capstar Partners, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13 D of the Exchange Act, information with respect to HM3/Partners, the sole general partner of HM3/Capstar, is set forth below.

     HM3/Capstar

     HM3/Capstar is a Texas corporation, the principal business of which is to serve as the sole general partner in various limited partnerships, including HM3/Capstar Partners. The business address of HM3/Capstar, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13 D of the

Exchange Act, information with respect to Mr. Hicks, the sole shareholder, sole director and chairman and chief executive officer of HM3/Capstar, is set forth below.

     BT Partners

     BT Partners is a Delaware limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of BT Partners, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13 D of the Exchange Act, information with respect to HM3/Partners, the sole general partner of BT Partners, is set forth above.

     (d) None of the Filing Parties or persons identified in this Item 2 has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

     (e) None of the Filing Parties or persons identified in this Item 2 has, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violations with respect to such laws.

     (f) All of the natural persons identified in this Item 2 are citizens of the United States of America.

Item 3. Source and Amount of Funds or Other Consideration

         AMFM Merger. On August 30, 2000, CCU Merger Sub, Inc., a wholly-owned subsidiary of the Company, merged (the "Merger") with and into AMFM Inc., a Delaware corporation ("AMFM"), with AMFM surviving the merger as a wholly-owned subsidiary of the Company. Pursuant to the terms of the merger agreement related to such transaction, holders of shares of Common Stock, $0.01 per share, of AMFM (the "AMFM Common Stock") outstanding immediately prior to the Merger became entitled to receive 0.94 of a share of Common Stock of the Company for each share of AMFM Common Stock held by such holders. The following Reporting Persons received or may be deemed to have received shares of Common Stock of the Company in exchange for AMFM Common Stock as a result of the merger:


----------------------------------------- --------------------------------------- --------------------------------------
                                                Number of Shares Received               Number of Shares Received
               Reporting                             (Sole Voting and                      (Shared Voting and
                 Person                             Dispositive Power)                     Dispositive Power)
                 ------                             ------------------                     ------------------
----------------------------------------- --------------------------------------- --------------------------------------
Mr. Hicks                                                     4,039,874                              51,957,823
----------------------------------------- --------------------------------------- --------------------------------------
HM2/Chancellor                                                        0                              12,339,757
----------------------------------------- --------------------------------------- --------------------------------------
HM2/Chancellor GP                                                     0                              12,339,757
----------------------------------------- --------------------------------------- --------------------------------------
HM2/Chancellor Holdings                                               0                              12,339,757
----------------------------------------- --------------------------------------- --------------------------------------
HM2/HMW                                                               0                               2,026,183
----------------------------------------- --------------------------------------- --------------------------------------
HM Fund II                                                            0                               2,040,219
----------------------------------------- --------------------------------------- --------------------------------------
HM2/GP Partners                                                       0                               2,040,219
----------------------------------------- --------------------------------------- --------------------------------------


                                     Page 40




----------------------------------------- --------------------------------------- --------------------------------------
Hicks Muse Partners                                                   0                               2,040,219
----------------------------------------- --------------------------------------- --------------------------------------
Fund II Incorporated                                                  0                               2,040,219
----------------------------------------- --------------------------------------- --------------------------------------
HM4/Chancellor                                                        0                               8,029,935
----------------------------------------- --------------------------------------- --------------------------------------
Fund IV LLC                                                           0                               8,029,935
----------------------------------------- --------------------------------------- --------------------------------------
Capstar Partners                                                      0                              28,206,684
----------------------------------------- --------------------------------------- --------------------------------------
HM3/Capstar Partners                                                  0                              28,206,684
----------------------------------------- --------------------------------------- --------------------------------------
HM3/Capstar                                                           0                              28,206,684
----------------------------------------- --------------------------------------- --------------------------------------
BT Partners                                                           0                               1,192,306
----------------------------------------- --------------------------------------- --------------------------------------
Boston Partners                                                       0                                 127,027
----------------------------------------- --------------------------------------- --------------------------------------
HM/Partners                                                           0                               1,319,333
----------------------------------------- --------------------------------------- --------------------------------------
GP Partners III                                                       0                               1,319,333
----------------------------------------- --------------------------------------- --------------------------------------
Fund III Incorporated                                                 0                               1,319,333
----------------------------------------- --------------------------------------- --------------------------------------


     Distributions. On December 15, 2000, BT Partners effected a distribution of 1,192,306 shares of Common Stock of the Company to certain of its partners (the "BT Partners Distribution"), including 83,428 shares that were distributed to HM3/Partners. Subsequently, the 83,428 shares held by HM3/Partners were distributed to its partners, 21,524 of which were distributed to Mr. Hicks.

     On March 23, 2001, HM2/Chancellor effected a distribution of 12,339,757 shares of the Common Stock of the Company to certain of its partners, HM2/HMW effected a distribution of 2,026,183 shares of the Common Stock of the Company to certain of its partners, HM Fund II effected a distribution of 14,036 shares of the Common Stock of the Company to certain of its partners, and Capstar Partners effected a distribution of 28,206,684 shares of the Common Stock of the Company to certain of its partners (collectively, the "March 23 Fund II Distribution"). After the March 23 Fund II Distribution, the following Filing Parties held of record the number of shares of Common Stock of the Company set forth in parentheses after their names: Mr. Hicks (4,866,144), HM Fund II (2,948,798), HM Fund III (16,553,871), HM3 Coinvestors (219,608), HM Fund IV
(9,545,585), Private Equity Fund IV (64,207), HM 1-FOF (259), HM4-EQ (148,137),
HM4-EN (26,478), HM4-P (15,670), Boston Partners (127,027) and HM4/Chancellor (8,029,935). Thereafter, on March 28, 2001, HM Fund II distributed the 2,948,798 shares of Common Stock that it held of record following the March 23 Fund II Distribution to its partners, 204,266 shares of which were distributed to Mr. Hicks and 19,611 shares of which were distributed to Mr. Hicks as the co-trustee of a trust for the benefit of unrelated parties (the "March 28 Fund II Distribution"). As a result of the above-described distributions, the following Filing Parties no longer beneficially own any shares of Common Stock of the Company and thus no longer have a filing obligation on Schedule 13D:
HM2/Chancellor, HM2/Chancellor GP, HM2/Chancellor Holdings, HM2/HMW, HM Fund II, HM2/GP Partners, Hicks Muse Partners, Fund II Incorporated, Capstar Partners, HM3/Capstar Partners, HM3/Capstar, and BT Partners. For a description of the nature of the sole and shared voting and dispositive power of the shares received in the merger and the distributions, see Item 5(b) of this Amendment No. 2 to Schedule 13D.

Item 4. Purpose of Transaction

     AMFM Merger. The shares of Common Stock received by the Reporting Persons described in Item 3 to this Amendment No. 2 to Schedule 13D were acquired as a result of the Merger and are being held by such Reporting Persons or certain Filing Party distributees for investment purposes. Mr. Hicks is the vice chairman of the board of the Company and, through the relationships described in
Item 5 hereof, may be deemed to beneficially own approximately 6.8% of the outstanding shares of Common Stock of the Company.

     Distributions. The shares of Common Stock received by the Filing Parties described under the heading "Distributions" in Item 3 to Amendment No. 2 to
Schedule 13D were acquired as a result of the BT Partners Distribution, the March 23 Fund II Distribution and March 28 Fund II Distribution and are being held by such Filing Parties for investments purposes.

     Except as otherwise set forth in this Item 4 or in Item 6, the Filing Parties do not have any plans or proposals which relate to or would result in:
(i) the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company; (ii) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries; (iii) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (iv) any change in the present board of directors or management of the Company, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the board; (v) any material change in the present capitalization or dividend policy of the Company; (vi) any other material change in the Company's business or corporate structure, including but not limited to, if the Company is a registered closed-end investment company, any plans or proposals to make any changes in its investment policy for which a vote is required by Section 13 of the Investment Company Act of 1940; (vii) changes in the Company's charter, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of the Company by any person; (viii) causing a class of securities of the Company to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association; (ix) a class of equity securities of the Company becoming eligible for termination of registration pursuant to
Section 12(g)(4) of the Exchange Act; or (x) any action similar to any of those enumerated above.

Item 5. Interest in Securities of Issuer

         (a)

     (1) Mr. Hicks may be deemed to beneficially own in the aggregate 39,917,836 shares of the Common Stock of the Company, representing approximately 6.8% of the outstanding shares of Common Stock. Of such shares, Mr. Hicks has sole voting and dispositive power with respect to 5,070,410 shares, and shared voting and dispositive power with respect to 34,847,426 shares as a result of the relationships described in paragraph (b)(1) below.

     (2) Boston Partners may be deemed to beneficially own in the aggregate 127,027 shares of the Common Stock of the Company, representing less than 0.1% of the outstanding shares of Common Stock. Of such shares, Boston Partners has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 127,027 shares as a result of the relationships described in paragraphs (b)(2) and (b)(4) below.

     (3) HM Fund III may be deemed to beneficially own in the aggregate 16,553,871 shares of the Common Stock of the Company, representing approximately 2.8% of the outstanding shares of Common Stock.. Of such shares, HM Fund III has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 16,553,871 shares as a result of the relationships described in paragraphs (b)(3) and (4) below.

     (4) HM3/Partners may be deemed to beneficially own in the aggregate 16,680,898 shares of the Common Stock of the Company, representing approximately 2.9% of the outstanding shares of Common Stock. Of such shares, HM3/Partners has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 16,680,898 shares as a result of the relationships described in paragraph (b)(4) below.

     (5) GP Partners III may be deemed to beneficially own in the aggregate 16,900,506 shares of the Common Stock of the Company, representing approximately 2.9% of the outstanding shares of Common Stock. Of such shares, GP Partners III has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 16,900,506 shares as a result of the relationships described in paragraph (b)(5) below.

     (6) Fund III Incorporated may be deemed to beneficially own in the aggregate 16,900,506 shares of the Common Stock of the Company, representing approximately 2.9% of the outstanding shares of Common Stock. Of such shares, Fund III Incorporated has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 16,900,506 shares as a result of the relationships described in paragraph (b)(6) below.

     (7) HM3 Coinvestors may be deemed to beneficially own in the aggregate 219,608 shares of the Common Stock of the Company, representing less than 0.1% of the outstanding shares of Common Stock. Of such shares, HM3 Coinvestors has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 219,608 shares as a result of the relationships described in paragraphs (b)(5) and (7) below.

     (8) HM Fund IV may be deemed to beneficially own in the aggregate 9,545,585 shares of the Common Stock of the Company, representing approximately 1.6% of the outstanding shares of Common Stock. Of such shares, HM Fund IV has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 9,545,585 shares as a result of the relationships described in paragraphs (b)(8) and (10) below.

     (9) Private Equity Fund IV may be deemed to beneficially own in the aggregate 64,207 shares of the Common Stock of the Company, representing less than 0.1% of the outstanding shares of Common Stock. Of such shares, Private Equity Fund IV has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 64,207 shares as a result of the relationships described in paragraphs (b)(9) and (10) below.

     (10) DHB may be deemed to beneficially own in the aggregate 9,609,792 shares of the Common Stock of the Company, representing approximately 1.6% of the outstanding shares of Common Stock. Of such shares, DHB has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 9,609,792 shares as a result of the relationships described in paragraph (b)(10) below.

     (11) GP Partners LA may be deemed to beneficially own in the aggregate 9,610,051 shares of the Common Stock of the Company, representing approximately 1.6% of the outstanding shares of Common Stock. Of such shares, GP Partners LA has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 9,610,051 shares as a result of the relationships described in paragraph (b)(11) below.

     (12) LA Fund Incorporated may be deemed to beneficially own in the aggregate 9,610,051 shares of the Common Stock of the Company, representing approximately 1.6% of the outstanding shares of Common Stock. Of such shares, LA Fund Incorporated has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 9,610,051 shares as a result of the relationships described in paragraph (b)(12) below.

     (13) HM 1-FOF may be deemed to beneficially own in the aggregate 259 shares of the Common Stock of the Company, representing less than 0.1% of the outstanding shares of Common Stock. Of such shares, HM 1-FOF has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 259 shares as a result of the relationships described in paragraphs (b)(11) and (13) below.

     (14) HM4-EQ may be deemed to beneficially own in the aggregate 148,137 shares of the Common Stock of the Company, representing approximately 0.1% of the outstanding shares of Common Stock. Of such shares, HM4-EQ has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 148,137 shares as a result of the relationships described in paragraphs (b)(14) and (17) below.

     (15) HM4-EN may be deemed to beneficially own in the aggregate 26,478 shares of the Common Stock of the Company, representing less than 0.1% of the outstanding shares of Common Stock. Of such shares, HM4-EN has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 26,478 shares as a result of the relationships described in paragraphs (b)(15) and (17) below.

     (16) HM4-P may be deemed to beneficially own in the aggregate 16,670 shares of the Common Stock of the Company, representing less than 0.1% of the outstanding shares of Common Stock. Of such shares, HM4-P has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 16,670 shares as a result of the relationships described in paragraphs (b)(16) and (17) below.

     (17) GP Partners IV may be deemed to beneficially own in the aggregate 191,285 shares of the Common Stock of the Company, representing less than 0.1% of the outstanding shares of Common Stock. Of such shares, GP Partners IV has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 191,285 shares as a result of the relationships described in paragraph (b)(17) below.

     (18) Fund IV LLC may be deemed to beneficially own in the aggregate 8,221,220 shares of the Common Stock of the Company, representing approximately 1.4% of the outstanding shares of Common Stock. Of such shares, Fund IV LLC has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 8,221,220 shares as a result of the relationships described in paragraph (b)(18) below.

     (19) HM4/Chancellor may be deemed to beneficially own in the aggregate 8,029,935 shares of the Common Stock of the Company, representing approximately 1.4% of the outstanding shares of Common Stock. Of such shares, HM4/Chancellor has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 8,029,935 shares as a result of the relationships described in paragraph (b)(19) below.

     (b)

     (1) Of the 5,070,410 shares of Common Stock for which Mr. Hicks has sole voting and dispositive power, 4,552,561 shares are held of record by Mr. Hicks, 318,756 shares are held of record by Mr. Hicks as the trustee of certain trusts for the benefit of Mr. Hicks' children, 102,366 shares are held of record by a private foundation controlled by Mr. Hicks, and 96,727 shares are owned of record by two limited partnerships, the general partner of each of which is a limited liability company of which Mr. Hicks is the sole member. Of the 34,847,426 shares of Common Stock for which Mr. Hicks has shared voting and dispositive power, 115,649 shares are owned by Mr. Hicks of record as the co-trustee of a trust for the benefit of unrelated parties, and 34,731,777 of such shares are owned of record as follows: 127,027 shares of Common Stock are owned of record by Boston Partners; 16,553,871 shares of Common Stock are owned of record by HM Fund III; 219,608 shares of Common Stock are held of record by HM3 Coinvestors; 9,545,585 shares of Common Stock are owned of record by HM Fund IV; 64,207 shares of Common Stock are held of record by Private Equity Fund IV; 259 shares of Common Stock are held of record by HM 1-FOF; 148,137 shares of Common Stock are held of record by HM4-EQ; 26,478 shares of Common Stock are held of record by HM4-EN; 16,670; shares of Common Stock are held of record by HM4-P; and 8,029,935 shares of Common Stock are owned of record by a nominee on behalf of HM4/Chancellor.

     HM3/Partners is the general partner of HM Fund III and, therefore, may be deemed to be the beneficial owner of the shares held of record by HM Fund III. HM3/Partners is also the sole member of Boston Partners and, therefore, may be deemed to be the beneficial owner of the shares held of record by Boston Partners. GP Partners III is the general partner of HM3/Partners and, therefore, may be deemed to be the beneficial owner of the shares beneficially owned by HM3/Partners. GP Partners III is also the general partner of HM3 Coinvestors and, therefore, may be deemed to be the beneficial owner of the shares held of record by HM3 Coinvestors. HM Fund III Incorporated is the general partner of GP Partners III and, therefore, may be deemed to be the beneficial owner of the shares beneficially owned by GP Partners III. Mr. Hicks is the controlling stockholder, chairman of the board, chief executive officer and partner of Fund III Incorporated and, therefore, may be deemed to beneficially own all or a portion of the shares of Common Stock beneficially owned by Fund III Incorporated.

     DHB is the general partner of Private Equity Fund IV and HM Fund IV and, therefore, may be deemed to be the beneficial owner of the shares beneficially owned by Private Equity Fund IV and HM Fund IV. GP Partners LA is the general partner of DHB and, therefore, may be deemed to be the beneficial owner of the shares beneficially owned by DHB. GP Partners LA is also the general partner of HM 1-FOF and, therefore, may be deemed to be the beneficial owner of the shares beneficially owned by HM 1-FOF. LA Fund Incorporated is the general partner of GP Partners LA and, therefore, may be deemed to be the beneficial owner of the shares beneficially owned by GP Partners LA. Mr. Hicks is the controlling stockholder, chairman of the board, chief executive officer and partner of LA Fund Incorporated and, therefore, may be deemed to beneficially own all or a portion of the shares of Common Stock beneficially owned by LA Fund Incorporated.

     GP Partners IV is the general partner of HM4-EQ, HM4-EN, and HM4-P, and, therefore, may be deemed to be the beneficial owner of the shares beneficially owned by HM4-EQ, HM4-EN, and HM4-P. Fund IV LLC is the general partner of GP Partners IV and HM4/Chancellor and, therefore, may be deemed to be the beneficial owner of the shares beneficially owned by GP Partners IV and HM4/Chancellor. Mr. Hicks is the sole member of Fund IV LLC and, therefore, may be deemed to beneficially own all or a portion of the shares of Common Stock beneficially owned by Fund IV LLC.

     (2) Of the 127,027 shares of Common Stock for which Boston Partners has shared voting and dispositive power, 127,027 of such shares are held of record by Boston Partners.

     (3) Of the 16,553,871 shares of Common Stock for which HM Fund III has shared voting and dispositive power, 16,553,871 of such shares are held of record by HM Fund III.

     (4) Of the 16,680,898 shares of Common Stock for which HM3/Partners has shared voting and dispositive power, no such shares are held of record by HM3/Partners, 127,027 of such shares are held of record by Boston Partners, and 16,553,871 of such shares are held of record by HM Fund III. HM3/Partners is the general partner of HM Fund III and the sole member of Boston Partners and, therefore, may be deemed to be the beneficial owner of the shares owned of record by HM Fund III and Boston Partners.

     (5) Of the 16,900,506 shares of Common Stock for which GP Partners III has shared voting and dispositive power, none of such shares are held of record by GP Partners III, and 16,680,898 of such shares are beneficially owned by HM3/Partners, and 219,608 of such shares are beneficially owned by HM3 Coinvestors. GP Partners III is the general partner of HM3/Partners and HM3 Coinvestors and, therefore, may be deemed to be the beneficial owner of the shares beneficially owned by HM3/Partners and HM3 Coinvestors.

     (6) Of the 16,900,506 shares of Common Stock for which Fund III Incorporated has shared voting and dispositive power, none of such shares are held of record by Fund III Incorporated, and 16,680,898 of such shares are beneficially owned by GP Partners III. Fund III Incorporated is the general partner of GP Partners III and, therefore, may be deemed to be the beneficial owner of the shares beneficially owned by GP Partners III.

     (7) Of the 219,608 shares of Common Stock for which HM3 Coinvestors has shared voting and dispositive power, 219,608 of such shares are held of record by HM3 Coinvestors.

     (8) Of the 9,545,585 shares of Common Stock for which HM Fund IV has shared voting and dispositive power, 9,545,585 of such shares are held of record by HM Fund IV.

     (9) Of the 64,207 shares of Common Stock for which Private Equity Fund IV has shared voting and dispositive power, 64,207 of such shares are held of record by Private Equity Fund IV.

     (10) Of the 9,609,792 shares of Common Stock for which DHB has shared voting and dispositive power, none of such shares are held of record by DHB, and 9,545,585 of such shares are beneficially owned by HM Fund IV and 64,207 of such shares are beneficially owned by Private Equity Fund IV. DHB is the general partner of HM Fund IV and Private Equity Fund IV and, therefore, may be deemed to be the beneficial owner of the shares beneficially owned by HM Fund IV and Private Equity Fund IV.

     (11) Of the 9,610,051 shares of Common Stock for which GP Partners LA has shared voting and dispositive power, none of such shares are held of record by GP Partners LA, 259 of such shares are held of record by HM 1-FOF, and 9,609,792 of such shares are beneficially owned by DHB. GP Partners LA is the general partner of HM 1-FOF and DHB and, therefore, may be deemed to be the beneficial owner of the shares held of record by HM 1-FOF and DHB.

     (12) Of the 9,610,051 shares of Common Stock for which LA Fund Incorporated has shared voting and dispositive power, none of such shares are held of record by LA Fund Incorporated and 9,610,051 of such shares are beneficially owned by GP Partners LA. LA Fund Incorporated is the general partner of GP Partners LA and, therefore, may be deemed to be the beneficial owner of the shares held of record by GP Partners LA.

     (13) Of the 259 shares of Common Stock for which HM 1-FOF has shared voting and dispositive power, 259 of such shares are held of record by HM 1-FOF.

     (14) Of the 148,137 shares of Common Stock for which HM4-EQ has shared voting and dispositive power, 148,137 of such shares are held of record by HM4-EQ.

     (15) Of the 26,478 shares of Common Stock for which HM4-EN has shared voting and dispositive power, 26,478 of such shares are held of record by HM4-EN.

     (16) Of the 16,670 shares of Common Stock for which HM4-P has shared voting and dispositive power, 16,670 of such shares are held of record by HM4-P.

     (17) Of the 191,285 shares of Common Stock for which GP Partners IV has shared voting and dispositive power, none of such shares are held of record by GP Partners IV, 148,137 of such shares are held of record by HM4-EQ, 26,478 of such shares are held of record by HM4-EN and 16,670 of such shares are held of record by HM4-P. GP Partners IV is the general partner of each of HM4-EQ, HM4-EN and HM4-P and, therefore, may be deemed to be the beneficial owner of the shares held of record by HM4-EQ, HM4-EN and HM4-P.

     (18) Of the 8,221,220 shares of Common Stock for which Fund IV LLC has shared voting and dispositive power, none of such shares are held of record by Fund IV LLC, 8,029,935 of such shares are beneficially owned by HM4/Chancellor, and 191,285 of such shares are beneficially owned by GP Partners IV. Fund IV LLC is the general partner of HM4/Chancellor and GP Partners IV and, therefore, may be deemed to be the beneficial owner of the shares beneficially owned by HM4/Chancellor and GP Partners IV.

     (19) Of the 8,029,935 shares of Common Stock for which HM4/Chancellor has shared voting and dispositive power, 8,029,935 of such shares are held of record by HM4-P.

     Each of the Filing Parties expressly disclaims (i) the existence of any group and (ii) beneficial ownership with respect to any shares of Common Stock covered by this Statement not owned by him or it of record.

     (c) See Item 4.

     (d) The right to receive dividends on, and proceeds from the sale of, the shares of Common Stock held of record by the applicable filing parties and beneficially owned by their respective sole general partners described in paragraphs (a) and (b) above is governed by the limited partnership and limited liability agreements, as applicable, of each of such entities, and such dividends or proceeds may be distributed with respect to numerous general and limited partnership or membership interests.

     (e) Not applicable.

     Item 7. Material To Be Filed As Exhibits

     10.1 Agreement and Plan of Merger, dated October 2, 1999, by and among Clear Channel Communications, Inc., CCU Merger Sub, Inc. and AMFM Inc. (incorporated by reference to exhibit no. 2.1 to the AMFM Inc. current report on Form 8-K, filed October 5, 1999).

     10.2 Shareholders Agreement, dated October 2, 1999, by and among Clear Channel Communications, Inc., Mr. Mays, 4-M Partners, Ltd., Hicks, Muse, Tate & Furst Equity Fund II, L.P., HM2/HMW, L.P., HM2/Chancellor, L.P., HM4/Chancellor, L.P., Capstar Broadcasting Partners, L.P., Capstar BT Partners, L.P., Capstar Boston Partners, L.L.C. and Thomas O. Hicks (incorporated by reference to Annex B to the Clear Channel Communications, Inc. registration statement on Form S-4, filed March 15, 2000).

     10.3 Registration Rights Agreement, dated October 2, 1999, among Clear Channel Communications, Inc., Hicks, Muse, Tate & Furst Equity Fund II, L.P., HM2/HMW, L.P., HM2/Chancellor, L.P., Capstar Broadcasting Partners, L.P., Capstar BT Partners, L.P., Capstar Boston Partners, L.L.C., Mr. Hicks, John R. Muse, Charles W. Tate, Jack D. Furst, Michael J. Levitt, Lawrence D. Stuart, Jr., David B. Deniger and Dan H. Blanks (incorporated by reference to Annex C to the Clear Channel Communications, Inc. registration statement on Form S-4, filed March 15, 2000).

     99.1 Joint Filing Agreement dated April 5, 2001, among the Filing Parties.

     99.2 Power of Attorney for Mr. Hicks (incorporated by reference to the Schedule 13D of Mr. Hicks filed June 8, 1998, relating to his investment in Capstar Broadcasting Corporation).

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


 April 5, 2001            By:                  *
-----------------            ---------------------------------------------------
     Date                    Thomas O. Hicks


                         *By:/s/ David W. Knickel
                             ---------------------------------------------------
                             David W. Knickel
                             Attorney-in-Fact

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


 April 5, 2001            HM2/CHANCELLOR, L.P.
-----------------
     Date

                          By:   HM2/Chancellor GP, L.P., its general partner

                          By:   HM2/Chancellor Holdings, Inc., its general
                                partner


                          By:  /s/ David W. Knickel
                               -------------------------------------------------
                               David W. Knickel
                               Vice President, Treasurer and Secretary

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


 April 5, 2001            HM2/CHANCELLOR GP, L.P.
-----------------
     Date

                          By: HM2/Chancellor Holdings, Inc., its general partner


                          By: /s/ David W. Knickel
                              --------------------------------------------------
                              David W. Knickel
                              Vice President, Treasurer and Secretary

     SIGNATURE After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


  April 5, 2001           HM2/CHANCELLOR HOLDINGS, INC.
-----------------
      Date


                          By: /s/ David W. Knickel
                              --------------------------------------------------
                              David W. Knickel
                              Vice President, Treasurer and Secretary

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


  April 5, 2001           HM2/HMW, L.P.
-----------------
     Date

                          By: Hicks Muse, Tate & Furst Equity Fund II, L.P., its general partner

                          By:      HM2/GP Partners, L.P., its general partner

                          By:      Hicks, Muse GP Partners, L.P., its general
                                   partner

                          By: Hicks, Muse Fund II Incorporated, its general partner


                          By:   /s/ David W. Knickel
                                ------------------------------------------------
                                David W. Knickel
                                Vice President, Treasurer and Secretary

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


  April 5, 2001           HICKS, MUSE, TATE & FURST EQUITY FUND II, L.P.
-----------------
      Date

                          By:  HM2/GP Partners, L.P., its general partner

                          By:  Hicks, Muse GP Partners, L.P., its general
                               partner

                          By: Hicks, Muse Fund II Incorporated, its general partner



                          By:  /s/ David W. Knickel
                               -------------------------------------------------
                               David W. Knickel
                               Vice President, Treasurer and Secretary

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


  April 5, 2001           HM2/GP PARTNERS, LP
-----------------
     Date

                          By: Hicks, Muse GP Partners, L.P., its general
                              partner

                          By: Hicks, Muse Fund II Incorporated, its general
                              partner


                          By: /s/ David W. Knickel
                              --------------------------------------------------
                              David W. Knickel
                              Vice President, Treasurer and Secretary

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


  April 5, 2001           HICKS, MUSE GP PARTNERS, L.P.
-----------------
      Date

                          By: Hicks, Muse Fund II Incorporated, its general partner


                          By: /s/ David W. Knickel
                              --------------------------------------------------
                              David W. Knickel
                              Vice President, Treasurer and Secretary

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


 April 5, 2001            HICKS, MUSE FUND II INCORPORATED
-----------------
     Date

                          By: /s/ David W. Knickel
                              --------------------------------------------------
                              David W. Knickel
                              Vice President, Treasurer and Secretary

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


 April 5, 2001            CAPSTAR BOSTON PARTNERS, L.L.C.
-----------------
     Date

                          By:  HM3/GP Partners, L.P., its managing member

                          By: Hicks, Muse GP Partners III, L.P., its general partner

                          By: Hicks, Muse Fund III Incorporated, its general partner



                          By: /s/ David W. Knickel
                              --------------------------------------------------
                              David W. Knickel
                              Vice President, Treasurer and Secretary

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


  April 5, 2001           HICKS, MUSE, TATE & FURST EQUITY FUND
-----------------         III, L.P.
       Date

                          By: HM3/GP Partners, L.P., its general partner

                          By: Hicks, Muse GP Partners III, L.P., its general
                              partner

                          By: Hicks, Muse Fund III Incorporated, its general
                              partner



                          By: /s/ David W. Knickel
                              --------------------------------------------------
                              David W. Knickel
                              Vice President, Treasurer and Secretary

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


 April 5, 2001            HM3/GP PARTNERS, L.P
-----------------
     Date

                          By: Hicks, Muse GP Partners III, L.P., its general
                              partner

                          By: Hicks, Muse Fund III Incorporated, its general
                              partner



                          By: /s/ David W. Knickel
                              --------------------------------------------
                              David W. Knickel
                              Vice President, Treasurer and Secretary

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


 April 5, 2001            HICKS, MUSE GP PARTNERS III, L.P.
-----------------
     Date

                          By: Hicks, Muse Fund III Incorporated, its general partner



                          By: /s/ David W. Knickel
                              --------------------------------------------------
                              David W. Knickel
                              Vice President, Treasurer and Secretary

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


 April 5, 2001            HICKS, MUSE FUND III INCORPORATED
-----------------
     Date


                            By: /s/ David W. Knickel
                                ------------------------------------------------
                                David W. Knickel
                                Vice President, Treasurer and Secretary

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


 April 5, 200             HM3 COINVESTORS, L.P.
----------------
     Date

                          By: Hicks, Muse GP Partners III, L.P., its general partner

                          By: Hicks, Muse Fund III Incorporated, its general partner



                          By:  /s/ David W. Knickel
                               -------------------------------------------------
                               David W. Knickel
                               Vice President, Treasurer and Secretary

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


 April 5, 2001            HICKS, MUSE, TATE & FURST EQUITY FUND IV, L.P.
----------------
   Date

                          By:   DHB HM Partners, L.P., its general partner

                          By: Hicks, Muse GP Partners LA, L.P., its general partner

                          By: Hicks, Muse Latin America Fund I Incorporated, its general partner



                          By:   /s/ David W. Knickel
                                ------------------------------------------------
                                David W. Knickel
                                Vice President, Treasurer and Secretary

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


 April 5, 2001            HICKS, MUSE, TATE & FURST PRIVATE EQUITY FUND IV, L.P.
-----------------
     Date

                          By:      DHB HM Partners, L.P., its general partner

                          By: Hicks, Muse GP Partners LA, L.P., its general partner

                          By:      Hicks, Muse Latin America Fund I
                                   Incorporated, its general partner

                          By:      /s/ David W. Knickel
                                   ---------------------------------------------
                                   David W. Knickel
                                   Vice President, Treasurer and Secretary

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


  April 5, 2001           DHB HM PARTNERS, L.P.
-----------------
     Date

                          By: Hicks, Muse GP Partners LA, L.P., its general
                              partner

                          By: Hicks, Muse Latin America Fund I Incorporated,
                              its general partner



                          By: /s/ David. Knickel
                              -------------------------------------------------
                              David W. Knickel
                              Vice President, Treasurer and Secretary

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


  April 5, 2001           HICKS, MUSE GP PARTNERS LA, L.P.
-----------------
     Date

                          By: Hicks, Muse Latin America Fund I Incorporated, its
                              general partner


                          By: /s/ David W. Knickel
                              --------------------------------------------------
                              David W. Knickel
                              Vice President, Treasurer and Secretary

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


  April 5, 2001           HICKS, MUSE LATIN AMERICA FUND I
-----------------
      Date                INCORPORATED


                            By: /s/ David W. Knickel
                                ------------------------------------------------
                                David W. Knickel
                                Vice President, Treasurer and Secretary

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


 April 5, 2001            HM 1-FOF COINVESTORS, L.P.
-----------------
    Date

                          By: Hicks, Muse GP Partners L.A., L.P., its general
                              partner

                          By: Hicks, Muse Latin America Fund I Incorporated,
                              its general partner



                          By: /s/ David W. Knickel
                              --------------------------------------------------
                              David W. Knickel
                              Vice President, Treasurer and Secretary

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


 April 5, 2001            HM4-EQ COINVESTORS, L.P.
-----------------
     Date

                          By: Hicks, Muse GP Partners IV, L.P., its general partner

                          By:  Hicks, Muse Fund IV LLC, its general partner



                          By:  /s/ David W. Knickel
                               -------------------------------------------------
                               David W. Knickel
                               Vice President, Treasurer and Secretary

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


  April 5, 2001           HM4-EN COINVESTORS, L.P.
-----------------
   Date

                          By: Hicks, Muse GP Partners IV, L.P., its general
                              partner

                          By: Hicks, Muse Fund IV LLC, its general partner



                          By: /s/ David W. Knickel
                              --------------------------------------------------
                              David W. Knickel
                              Vice President, Treasurer and Secretary

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


 April 5, 2001            HM4-P COINVESTORS, L.P.
-----------------
      Date

                          By: Hicks, Muse GP Partners IV, L.P., its general
                              partner

                          By: Hicks, Muse Fund IV LLC, its general partner



                          By: /s/ David W. Knickel
                              -------------------------------------------------
                              David W. Knickel
                              Vice President, Treasurer and Secretary

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


 April 5, 2001            HICKS, MUSE GP PARTNERS IV, L.P.
-----------------
   Date

                          By: Hicks, Muse Fund IV LLC, its general partner



                            By: /s/ David W. Knickel
                                ------------------------------------------------
                                David W. Knickel
                                Vice President, Treasurer and Secretary

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


 April 5, 2001            HICKS, MUSE FUND IV LLC
----------------
    Date


                            By: /s/ David W. Knickel
                                ------------------------------------------------
                                David W. Knickel
                                Vice President, Treasurer and Secretary

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


 April 5, 2001            HM4/CHANCELLOR, L.P.
-----------------
    Date

                           By: Hicks, Muse Fund IV LLC

                           By: /s/ David W. Knickel
                               -------------------------------------------------
                               David W. Knickel
                               Vice President, Treasurer and Secretary

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


 April 5, 2001            CAPSTAR BROADCASTING PARTNERS, L.P.
-----------------
  Date

                          By: HM3/Capstar Partners, L.P., its general partner

                          By: HM3/Capstar, Inc., its general partner



                          By: /s/ David W. Knickel
                              -------------------------------------------------
                              David W. Knickel
                              Vice President, Treasurer and Secretary

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


  April 5, 2001           HM3/CAPSTAR PARTNERS, L.P.
-----------------
     Date

                          By: HM3/Capstar, Inc., its general partner


                          By: /s/ David W. Knickel
                              -------------------------------------------------
                              David W. Knickel
                              Vice President, Treasurer and Secretary

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


 April 5, 2001            HM3/CAPSTAR, INC.
-----------------
  Date


                          By: /s/ David W. Knickel
                              --------------------------------------------------
                              David W. Knickel
                              Vice President, Treasurer and Secretary

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


 April 5, 2001            CAPSTAR BT PARTNERS, L.P.
-----------------
    Date

                          By: HM3/GP Partners, L.P., its general partner

                          By: Hicks, Muse GP Partners III, L.P., its general
                              partner

                          By: Hicks, Muse Fund III Incorporated, its general
                              partner


                          By: /s/ David W. Knickel
                              --------------------------------------------------
                              David W. Knickel
                              Vice President, Treasurer and Secretary

                                  EXHIBIT INDEX

     10.1 Agreement and Plan of Merger, dated October 2, 1999, by and among Clear Channel Communications, Inc., CCU Merger Sub, Inc. and AMFM Inc. (incorporated by reference to exhibit no. 2.1 to the AMFM Inc. current report on Form 8-K, filed October 5, 1999).

     10.2 Shareholders Agreement, dated October 2, 1999, by and among Clear Channel Communications, Inc., Mr. Mays, 4-M Partners, Ltd., Hicks, Muse, Tate & Furst Equity Fund II, L.P., HM2/HMW, L.P., HM2/Chancellor, L.P., HM4/Chancellor, L.P., Capstar Broadcasting Partners, L.P., Capstar BT Partners, L.P., Capstar Boston Partners, L.L.C. and Thomas O. Hicks (incorporated by reference to Annex B to the Clear Channel Communications, Inc. registration statement on Form S-4, filed March 15, 2000).

     10.3 Registration Rights Agreement, dated October 2, 1999, among Clear Channel Communications, Inc., Hicks, Muse, Tate & Furst Equity Fund II, L.P., HM2/HMW, L.P., HM2/Chancellor, L.P., Capstar Broadcasting Partners, L.P., Capstar BT Partners, L.P., Capstar Boston Partners, L.L.C., Mr. Hicks, John R. Muse, Charles W. Tate, Jack D. Furst, Michael J. Levitt, Lawrence D. Stuart, Jr., David B. Deniger and Dan H. Blanks (incorporated by reference to Annex C to the Clear Channel Communications, Inc. registration statement on Form S-4, filed March 15, 2000).

     99.1 Joint Filing Agreement dated April 5, 2001 among Mr. Hicks, HM2/Chancellor, HM2/Chancellor GP, HM2/Chancellor Holdings, HM2/HMW, HM Fund II, HM2/GP Partners, Hicks Muse Partners, Fund II Incorporated, Boston Partners, HM Fund III, HM3/Partners, GP Partners III, Fund III Incorporated, HM3 Coinvestors, HM Fund IV, Private Equity Fund IV, DHB, GP Partners LA, LA Fund Incorporated, HM 1-FOF, HM4-EQ, HM4-EN, HM4-P, GP Partners IV, Fund IV LLC, HM4/Chancellor, Capstar Partners, HM3/Capstar Partners, HM3/Capstar and BT Partners.*

     99.2 Power of Attorney for Mr. Hicks (incorporated by reference to the Schedule 13D of Mr. Hicks filed June 8, 1998, relating to his investment in Capstar Broadcasting Corporation).

-----------------------
*Filed herewith.